Broadcom
1320 Ridder Park Drive
San Jose, CA 95131
broadcom.com

February 2, 2016

Henry Samueli, Ph.D.
c/o Broadcom Corporation
5300 California Avenue
Irvine, CA 92617-3038

Dear Henry:

As you know, Avago Technologies Limited (“Avago”) and Broadcom Corporation (“Broadcom”) completed a series of transactions on February 1, 2016 (the “Closing Date”) pursuant that certain Agreement and Plan of Merger, dated as of May 28, 2015, whereby Avago and Broadcom became indirect subsidiaries of Broadcom Limited, a limited company organized under the laws of the Republic of Singapore (“Broadcom Limited”). As mutually agreed, I am pleased to confirm our intent to continue your employment with Broadcom following the Closing Date on the terms and conditions set forth in this letter.

1.
In addition to your position as a director of Broadcom Limited, effective as of the Closing Date, your position with Broadcom will be Chief Technical Officer based in Irvine, California reporting to me. Your annual base salary will be $37,440 (USD) (paid on a biweekly basis). All compensation will be subject to applicable taxes and withholdings.

2.
Subject to approval by Broadcom Limited’s Board of Directors, I am pleased to inform you that at Broadcom Limited’s first regularly scheduled Board of Directors meeting after the Closing Date (expected to occur on or about March 2, 2016), we expect that you will be awarded the following Broadcom Limited equity grants, to be effective upon the next regularly scheduled Broadcom Limited grant date (expected to be March 15, 2016), referred to as the “Effective Date”:

(a)
An award of that number of Restricted Share Units (“RSUs”), each of which represents the right to receive one Broadcom Limited ordinary share, determined by dividing $1,500,000 by the average of the Avago per share closing market prices of Avago ordinary shares, as quoted on the Nasdaq Stock Market (Closing Price), over the 90-trading days immediately preceding the 15th of the month prior to the Closing Date, rounded down to the nearest whole share.  The RSUs will vest over a four-year period, with 25% of the RSUs vesting on each of the first four anniversaries of the grant date, subject to your continued employment with Broadcom, Avago or one of their affiliates through the relevant vesting date.

(b)
An award of that number of Performance Restricted Stock Units (“PRSUs”), each of which represents the right to receive one Broadcom Limited ordinary share, if and when it vests, subject to the satisfaction of the relevant performance condition, determined by dividing $1,500,000 by the average of the Avago per share closing market prices of Avago ordinary shares, as quoted on the Nasdaq Stock Market (Closing Price), on over the 90-trading days immediately preceding the 15th of the month prior to the Closing Date, rounded down to the nearest whole share. The PRSUs also will vest over a four-year period. However, in order for any of these PRSUs to vest, the average Broadcom Limited ordinary share price over a consecutive

Henry Samueli, Ph.D.    February 2, 2016    Page 1

20-trading day period has to have increased by 20% over the Closing Price on the Effective Date, and you must remain employed by Broadcom, Avago or one of their affiliates through the relevant vesting date.

The RSUs and PRSUs will be subject to the terms of the equity incentive plan pursuant to which they are granted and the agreements evidencing such RSUs and PRSUs. In addition, neither the equity grants referred to herein nor any future equity grant shall be eligible for accelerated vesting under any Broadcom agreement, any applicable Broadcom severance or change in control letter, plan, policy or arrangement or any other letter, plan, policy or arrangement (other than, to the extent applicable, our company’s death and disability policy which provides certain individuals with accelerated vesting in connection with his or her death or permanent disability).

3.
Your continued employment with Broadcom will be consistent with the terms and conditions set forth in this letter and in accordance with Broadcom’s and Avago’s standard employment policies and practices. Adherence to general standards of business conduct, as well as all other applicable Broadcom and Avago policies and procedures, including subsequent changes, is required of all employees. Please note that we have included a number of current company policies for your review.

4.
Please note that your continued employment with Broadcom following the Closing Date is contingent upon you returning a signed copy of this letter and the enclosed Employee Invention Assignment and Confidentiality Agreement. Upon your signature, this letter and the enclosed confidentiality agreement will become our binding agreement, and, thereupon, the terms of this letter shall merge and supersede in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and Broadcom relating to the terms and conditions of your employment with Broadcom, except as set forth above.

If the terms and conditions of your continued employment with Broadcom as outlined above are acceptable, please so indicate by signing and dating this letter and the Employee Invention Assignment and Confidentiality Agreement and returning both documents at your earliest convenience. In addition, any confidential or proprietary information and inventions agreement between you and Broadcom will remain in effect as it pertains to subject matters existing prior to the Closing Date.

Avago is committed to providing reasonable accommodations to employees with disabilities. If you need any accommodations, please let us know.

While we look forward to a long and profitable relationship, you will be an at-will employee of Broadcom, which means the employment relationship may be terminated by you, Broadcom or us, with or without cause or prior notice. It also means that your job duties, title, responsibility, reporting level, work schedule, compensation and benefits, as well as personnel policies and procedures, may be changed at any time at the sole discretion of Broadcom and Avago, but subject to your right to receive benefits on the terms and conditions set forth in applicable Broadcom or Avago plans and policies (if applicable). Any statements or representations to the contrary should be regarded by you as ineffective. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and Broadcom’s Chief Executive Officer.

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By signing below, you represent that you are not relying on any promise, representation or inducement other than those contained herein and that the terms and conditions contained in this conditional offer of continued employment supersede any other representations made to you, whether verbal or written.

Henry, we are all pleased that you are continuing your employment with the Broadcom team. We appreciate your service and believe that it is important to our continuing success.

Sincerely,

/s/ Hock E. Tan

Hock E. Tan
President and CEO

Enclosures:

Employee Invention Assignment and Confidentiality Agreement
Code of Ethics and Business Conduct
Insider Trading Compliance Policy and Procedures
Anti-Bribery & Anti-Corruption Policy
United States Drug-Free Workplace Policy
Harassment and Sexual Harassment Policy
Open Door Policy for Reporting Complaints

*    *    *

ACCEPTANCE

I have read and understand this offer letter and agree to the terms and conditions as set forth above and further acknowledge that, except as set forth in the conditional offer of continued employment, no other promise, representation or inducement was made to me as part of my offer of continued employment with Broadcom Corporation.

/s/ Henry Samueli, Ph.D.	February 4, 2016
Signature: Henry Samueli, Ph.D.	Date Signed

Please sign and return the following documents as soon as possible:
Offer Letter (3 pages)
Employee Invention Assignment and Confidentiality Agreement

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